Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2014, CVS Health Corporation had the following significant subsidiaries:

Caremark, L.L.C. (a California limited liability company)
CaremarkPCS Health, L.L.C. (a Delaware limited liability company)
Caremark PhC, L.L.C. (a Delaware limited liability company)
Caremark Rx, L.L.C. (a Delaware limited liability company)(1)
CVS Albany, L.L.C. (a New York limited liability company)
CVS Caremark Part D Services, L.L.C. (a Delaware limited liability company)
CVS Pharmacy, Inc. (a Rhode Island corporation)(2)
Drogaria Onofre Ltda. (a Brazil limited liability company)
Garfield Beach CVS, L.L.C. (a California limited liability company)
Holiday CVS, L.L.C. (a Florida limited liability company)
Longs Drug Stores California, L.L.C. (a California limited liability company)
MemberHealth LLC (a Delaware limited liability company)
Pennsylvania CVS Pharmacy, L.L.C. (a Pennsylvania limited liability company)
RxAmerica, LLC (a Delaware limited liability company)
SilverScript Insurance Company (a Tennessee corporation)

(1)
Caremark Rx, L.L.C., the parent of the Registrant’s pharmacy services subsidiaries, is the immediate or indirect parent of several mail order, specialty mail and retail specialty pharmacy subsidiaries, all of which operate in the United States and its territories.

(2)	CVS Pharmacy, Inc. is the immediate or indirect parent of approximately 45 entities that operate drugstores, all of which drugstores are in the United States and its territories.